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                                                                    EXHIBIT 99.1
NEWS RELEASE
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                                                      Thursday, January 22, 2004

                     PRECISION OPTICS CORPORATION ANNOUNCES
                WORKFORCE REDUCTION DUE TO CUSTOMER ORDER DELAYS

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (Nasdaq: POCI) today announced that it has reduced its full-time workforce by 15%, or five employees, and is in the process of reviewing other expense areas to determine where additional reductions in discretionary spending can be achieved.

These cost saving measures are being taken principally in response to delays by a major customer in the introduction of the customer's new cardiac surgical system, which employs a specialty endoscope developed by Precision Optics. This delay has caused an adverse effect on revenues and cash flow during the quarter ended December 31, 2003. Sales to this customer in the quarter ended September 30, 2003 accounted for 49% of total Company revenues.

As previously announced, the Company has received orders totaling $335,000 from this customer, and these orders were primarily shipped during the quarter ended September 30, 2003. Additional follow-on orders are anticipated, but the timing is uncertain.

The Company continues to move forward with new products and technical innovations, in particular, the development of a new generation of its world-class product line of 3-D endoscopes, the very promising development of a new prototype 2.7 mm endoscope, and new instruments utilizing the Company's new micro-precisionTM lens technology (patent pending) for endoscopes under 1 mm.

Forward-Looking Statements

      Forward-looking statements contained in this news release, including those related to the Company's products under development and revenue estimates, are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. These risks and uncertainties, many of which are not within the Company's control, include, but are not limited to, the uncertainty and timing of the successful development of the Company's new products, the risks associated with reliance on a few key customers; the Company's ability to maintain compliance with requirements for continued listing on the NASDAQ SmallCap Market; the Company's ability to attract and retain personnel with the necessary scientific and technical skills, the timing and completion of significant orders; the timing and amount of the Company's research and development expenditures; the timing and level of market acceptance of customers' products for which the Company supplies components; performance of the Company's vendors; the ability of the Company to control costs associated with performance under fixed price contracts; and the continued availability to the Company of essential supplies, materials and services; and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-KSB for the year ended June 30, 2003.

About Precision Optics

Precision Optics Corporation, a leading developer and manufacturer of advanced optical instruments since 1982, designs and produces high-quality optical thin film coatings, medical instruments, and other advanced optical systems. The Company's medical instrumentation line includes laparoscopes, arthroscopes and endocouplers and a world-class product line of 3-D endoscopes for use in minimally invasive surgical procedures. Precision Optics Corporation is certified to the ISO 9001 Quality Standard, and complies with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of its medical products. The Company's Internet Website is www.poci.com.